Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Contingent Real-Return Performance Securities linked to the S&P 500 Index and the U.S. Consumer Price Index due February 29, 2016	$3,151,730	$365.92
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated January 24, 2011)

UBS AG $3,151,730 Contingent Real-Return Performance Securities

Linked to the S&P 500® Index and the U.S. Consumer Price Index due February 29, 2016

Investment Description

UBS AG Contingent Real-Return Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the (i) S&P 500® Index (the “S&P 500”) and (ii) the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (the “CPI”). If the final S&P 500 level is greater than or equal to the trigger level, UBS will repay your principal amount at maturity plus pay a return equal to the greater of: (a) the S&P 500 return, (b) the CPI return and (c) zero (if the S&P 500 and CPI returns are both negative). If the final S&P 500 level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative S&P 500 return and no CPI return will be paid. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Market Exposure with Potential Inflation Protection: At maturity, the Securities provide exposure to the S&P 500 with the potential to instead receive an inflation-linked return if the CPI increases by more than the S&P 500 during the term of the Securities. However, if the S&P 500 return is negative and the final S&P 500 level is less than the trigger level, investors will be exposed to the full negative return of the S&P 500 at maturity and no CPI return will be paid.
☐	Contingent Repayment of Principal Amount at Maturity: If the S&P 500 return is negative but the final S&P 500 level is above the trigger level, UBS will repay at least the full principal amount at maturity. If the S&P 500 return is negative and the final S&P 500 level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative S&P 500 return and no CPI return will be paid. The contingent repayment of principal only applies at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date	February 23, 2011
Settlement Date	February 28, 2011
Final Valuation Date*	February 23, 2016
Maturity Date*	February 29, 2016
*	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the Contingent Real-Return Performance Securities product supplement.

NOTICE TO INVESTORS:  THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE S&P 500® INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER ``RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE CONTINGENT REAL-RETURN PERFORMANCE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Security Offering

These terms relate to Contingent Real-Return Performance Securities linked to the (i) S&P 500® Index and (ii) the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

S&P 500 Bloomberg Symbol	Initial S&P 500 Level	CPI Bloomberg Symbol	Initial CPI Level	Trigger Level	CUSIP	ISIN
SPX	1307.40	CPURNSA	218.803	784.44, which is 60% of the Initial S&P 500 Level	90267G616	US90267G6162

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Contingent Real-Return Performance Securities product supplement relating to the Securities, dated January 24, 2011, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the Contingent Real-Return Performance Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.35	$9.65
Total	$3,151,730	$110,310.55	$3,041,419.45

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated February 23, 2011

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Contingent Real-Return Performance Securities product supplement and the index supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

➢	Product supplement for Contingent Real-Return Performance Securities dated January 24, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000139340111000030/c208767_690591-424b2.htm

➢	Index supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

➢	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Contingent Real-Return Performance Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Contingent Real-Return Performance Securities product supplement” mean the UBS product supplement, dated January 24, 2011, references to the “index supplement” mean the UBS index supplement, dated January 13, 2009, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

➢	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
➢	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the S&P 500 or the S&P 500 constituent stocks.
➢	You believe the S&P 500 will appreciate over the term of the Securities.
➢	You seek an investment with the potential for a return linked to the CPI.
➢	You are willing to invest in the Securities based on the trigger level indicated on the cover hereof.
➢	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the S&P 500.
➢	You do not seek current income from your investment and are willing to forgo dividends paid on any S&P 500 constituent stocks.
➢	You are willing to hold the Securities to maturity, a term of 5 years, and accept that there may be little or no secondary market for the Securities.
➢	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

➢	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
➢	You require an investment designed to provide a full return of principal at maturity.
➢	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the S&P 500 or the S&P 500 constituent stocks.
➢	You believe that the level of the S&P 500 will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date.
➢	You do not seek an investment with the potential for a return linked to the CPI.
➢	You are not willing to invest in the Securities based on the trigger level indicated on the cover hereof.
➢	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the S&P 500.
➢	You seek current income from this investment or prefer to receive the dividends paid on the S&P 500 constituent stocks.
➢	You are unable or unwilling to hold the Securities to maturity, a term of 5 years, or you seek an investment for which there will be an active secondary market.
➢	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-13 of the Contingent Real-Return Performance Securities product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities).
Term	5 years.
S&P 500	S&P 500 Index
CPI	The non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers
Payment at Maturity (per Security)	If the final S&P 500 level is greater than or equal to the trigger level, UBS will pay you a cash payment equal to:
$10.00 + ($10.00 × the greater of (a) the S&P 500 Return, (b) the CPI Return and (c) zero)
If the final S&P 500 level is less than the trigger level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative S&P 500 return, and no CPI return will be paid, for an amount equal to:
$10.00 + ($10.00 × S&P 500 Return)

S&P 500 Return	Final S&P 500 Level – Initial S&P 500 Level Initial S&P 500 Level
Initial S&P 500 Level	1307.40, which is the closing level of the S&P 500 on the trade date.
Final S&P 500 Level	The closing level of the S&P 500 on the final valuation date.
CPI Return	Final CPI Level – Initial CPI Level Initial CPI Level
Initial CPI Level	218.803, which is the level of the CPI reported by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”) and published under Bloomberg ticker CPURNSA for the month that is three months prior to the calendar month of the trade date, without regard to any subsequent corrections or revisions to that published level.
Final CPI Level	The level of the CPI reported by the BLS and published under Bloomberg ticker CPURNSA for the month that is three months prior to the calendar month of the final valuation date, without regard to any subsequent corrections or revisions to that published level.
Trigger Level	784.44, which is 60% of the initial S&P 500 level.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Contingent Real-Return Performance Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

➢	Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily repay the full principal amount of the Securities at maturity. UBS will pay you at least the principal amount of your Securities in cash only if the final S&P 500 level is greater than or equal to the trigger level and will only make such payment at maturity. If the final S&P 500 level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the S&P 500 from the trade date to the final valuation date and UBS will not pay you any CPI return.
➢	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the S&P 500 is above the trigger level.
➢	No interest payments — UBS will not pay any interest with respect to the Securities.
➢	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
➢	Equity market risk — The return on the Securities, which may be positive or negative, is directly linked to the performance of the S&P 500 and indirectly linked to the value of the stocks comprising the S&P 500 (“S&P 500 constituent stocks”). The level of the S&P 500 can rise or fall sharply due to factors specific to the S&P 500 or the S&P 500 constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility, interest rates and economic and political conditions.
➢	Consumer prices may change unpredictably, affecting the level of the CPI and the market value of the Securities in unforeseeable ways — The return on the Securities may be linked to the CPI return. Market prices of the consumer items underlying the CPI may fluctuate based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of the CPI and the payment at maturity and the market value of the Securities in varying ways, and different factors may cause the level of the CPI to move in inconsistent directions at inconsistent rates.
➢	If the return on your Securities is equal to the CPI return, your return on the Securities may not reflect the actual levels of inflation affecting holders of the Securities — If (i) the final S&P 500 level is greater than or equal to the trigger level, but the S&P 500 return is less than the CPI return, and (ii) the CPI return is positive, you will receive a return on your Securities equal to the CPI return. In such case, you should be aware that the CPI is just one measure of inflation and may not reflect the actual levels of inflation affecting holders of the Securities. Accordingly, an investment in the Securities may not fully offset any inflation actually experienced by investors in the Securities.
➢	The CPI may be discontinued or the manner in which the CPI is calculated may change in the future — There can be no assurance that the CPI will not be discontinued or that the Bureau of Labor Statistics (“BLS”) will not change the method by which it calculates the CPI. Changes in the method by which the CPI is calculated could reduce the level of the CPI and adversely effect your return on the Securities. As a consequence, the payment at maturity and the market value of the Securities may be reduced if the method of calculating the CPI is modified. In addition, if the CPI is discontinued or substantially altered, a successor index may be employed to calculate the payment at maturity of the Securities and such substitution may adversely affect the market value of the Securities. UBS has no control over the way the CPI is calculated and the BLS will have no obligation to consider your interests in calculating or revising the CPI.
➢	The S&P 500 reflects price return, not total return — The return on your Securities is based on the performance of the S&P 500, which reflects the changes in the market prices of the S&P 500 constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the S&P 500 constituent stocks. The return on your Securities will not include such a total return feature or dividend component.
➢	UBS cannot control actions by the sponsor of the S&P 500 and the sponsor of the S&P 500 has no obligation to consider your interests — UBS and its affiliates are not affiliated with Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”), which is the sponsor of the S&P 500, and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the S&P 500. S&P is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions or making any judgments that might affect the market value of your Securities.

➢	Owning the Securities is not the same as owning the S&P 500 constituent stocks — The return on your Securities may not reflect the return you would realize if you actually owned the S&P 500 constituent stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on any S&P 500 constituent stocks during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the S&P 500 constituent stocks may have.
➢	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the S&P 500 or the CPI will rise or fall. There can be no assurance that the level of the S&P 500 or the CPI will increase over the term of the Securities. The level of the S&P 500 will be influenced by complex and interrelated political, economic, financial and other factors that affect the S&P 500 constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the S&P 500 in general and the S&P 500 constituent stocks in particular, and the risk of losing some or all of your initial investment. The level of the CPI will be influenced by complex and interrelated political, economic, financial and other factors that can affect the urban market for consumer goods and services upon which the CPI is based. You should be willing to accept the risk that periods of little or no inflation or deflation may adversely affect your payment at maturity and the market value of the Securities. In addition, you should also be willing to accept the risk that even in periods of moderate or high inflation you could lose some or all of your initial investment if the final S&P 500 level is below the trigger level, because in that scenario UBS will not repay your full principal amount or pay you a CPI return.
➢	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
➢	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the S&P 500 and the CPI; the volatility of the S&P 500 and the CPI; the dividend rate paid on any S&P 500 constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
➢	Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the S&P 500, S&P 500 constituent stocks or other instruments with returns linked to the performance of the S&P 500, may adversely affect the level of the S&P 500 and, therefore, the market value of the Securities.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of S&P 500 constituent stocks or trading activities related to the S&P 500 or any S&P 500 constituent stocks, which may present a conflict between the interests of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities.
➢	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.35 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 8.

Hypothetical Return Table and Examples of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are specified on the first page of this pricing supplement; amounts have been rounded for ease of analysis):

Investment Term:	5 years
Trigger Level:	60% of Initial S&P 500 Level
Range of S&P 500 Returns:	-100% to +100%
Range of CPI Returns:	0% (or negative) to 25%

CPI Return	0%		5%		10%		15%		20%		25%
S&P 500 Return	Payment at Maturity	Security Return at Maturity	Payment at Maturity	Security Return at Maturity	Payment at Maturity	Security Return at Maturity	Payment at Maturity	Security Return at Maturity	Payment at Maturity	Security Return at Maturity	Payment at Maturity	Security Return at Maturity
100%	$20.00	100%	$20.00	100%	$20.00	100%	$20.00	100%	$20.00	100%	$20.00	100%
90%	$19.00	90%	$19.00	90%	$19.00	90%	$19.00	90%	$19.00	90%	$19.00	90%
80%	$18.00	80%	$18.00	80%	$18.00	80%	$18.00	80%	$18.00	80%	$18.00	80%
70%	$17.00	70%	$17.00	70%	$17.00	70%	$17.00	70%	$17.00	70%	$17.00	70%
60%	$16.00	60%	$16.00	60%	$16.00	60%	$16.00	60%	$16.00	60%	$16.00	60%
50%	$15.00	50%	$15.00	50%	$15.00	50%	$15.00	50%	$15.00	50%	$15.00	50%
40%	$14.00	40%	$14.00	40%	$14.00	40%	$14.00	40%	$14.00	40%	$14.00	40%
30%	$13.00	30%	$13.00	30%	$13.00	30%	$13.00	30%	$13.00	30%	$13.00	30%
25%	$12.50	25%	$12.50	25%	$12.50	25%	$12.50	25%	$12.50	25%	$12.50	25%
20%	$12.00	20%	$12.00	20%	$12.00	20%	$12.00	20%	$12.00	20%	$12.50	25%
15%	$11.50	15%	$11.50	15%	$11.50	15%	$11.50	15%	$12.00	20%	$12.50	25%
10%	$11.00	10%	$11.00	10%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
5%	$10.50	5%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
0%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-5%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-10%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-15%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-20%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-25%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-30%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-40%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-50%	$5.00	-50%	$5.00	-50%	$5.00	-50%	$5.00	-50%	$5.00	-50%	$5.00	-50%
-60%	$4.00	-60%	$4.00	-60%	$4.00	-60%	$4.00	-60%	$4.00	-60%	$4.00	-60%
-70%	$3.00	-70%	$3.00	-70%	$3.00	-70%	$3.00	-70%	$3.00	-70%	$3.00	-70%
-80%	$2.00	-80%	$2.00	-80%	$2.00	-80%	$2.00	-80%	$2.00	-80%	$2.00	-80%
-90%	$1.00	-90%	$1.00	-90%	$1.00	-90%	$1.00	-90%	$1.00	-90%	$1.00	-90%
-100%	$0.00	-100%	$0.00	-100%	$0.00	-100%	$0.00	-100%	$0.00	-100%	$0.00	-100%

Example 1 — On the final valuation date, the S&P 500 closes 15% above the initial S&P 500 level and the final CPI level is 5% above the initial CPI level. Since the S&P 500 did not close below the trigger level on the final valuation date and the S&P 500 return of 15% is greater than the CPI return of 5%, UBS will pay you the full principal amount plus a return equal to the S&P 500 return, or a 15% total return, and the payment at maturity per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 + ($10.00 × 15%) = $10.00 + $1.50 = $11.50 per Security

Example 2 — On the final valuation date, the S&P 500 closes 10% below the initial S&P 500 level and the final CPI level is 5% below the initial CPI level. Since the S&P 500 did not close below the trigger level on the final valuation date and both the S&P 500 return and the CPI return are negative, UBS will repay the full principal amount, and the payment at maturity per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 + ($10.00 × 0%) = $10.00 + $0.00 = $10.00 per Security

Example 3 — On the final valuation date, the S&P 500 closes 25% below the initial S&P 500 level and the final CPI level is 5% above the initial CPI level. Since the S&P 500 did not close below the trigger level on the final valuation date and the S&P 500 return of -25% is less than the CPI return of 5%, UBS will pay you the full principal amount plus a return equal to the CPI return, or a 5% total return, and the payment at maturity per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 + ($10.00 × 5%) = $10.00 + $0.50 = $10.50 per Security

Example 4 — On the final valuation date, the S&P 500 closes 65% below the initial S&P 500 level and the final CPI level is 5% above the initial CPI level. Since the S&P 500 closed below the trigger level on the final valuation date and the S&P 500 return is -65%, UBS will pay you less than the full principal amount of your Securities resulting in a loss that is proportionate to the negative S&P 500 return, and no CPI return will be paid, calculated as follows:

$10.00 + ($10.00 × -65%) = $10.00 - $6.50 = $3.50 per Security

Accordingly, if the final S&P 500 level is less than the trigger level, you may lose up to 100% of your principal amount.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-31 of the Contingent Real-Return Performance Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the S&P 500. If your Securities are so treated, you should generally recognize long-term capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-32 of the Contingent Real-Return Performance Securities product supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-31 of the Contingent Real-Return Performance Securitiesproduct supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders.  If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P Index, with the number of companies included in each group as of February 23, 2011 indicated below: Consumer Discretionary (79); Consumer Staples (41); Energy (41); Financials (81); Health Care (51); Industrials (58); Information Technology (76); Materials (30); Telecommunications Services (9); and Utilities (34).

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500, based on daily closing levels, as reported by Bloomberg. The closing level of the S&P 500 on February 23, 2011 was 1307.40. Past performance of the S&P 500 is not indicative of the future performance of the S&P 500.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	1459.68	1374.12	1420.86
4/2/2007	6/29/2007	1539.18	1424.55	1503.35
7/2/2007	9/28/2007	1553.08	1406.70	1526.75
10/1/2007	12/31/2007	1565.15	1407.22	1468.36
1/2/2008	3/31/2008	1447.16	1273.37	1322.70
4/1/2008	6/30/2008	1426.63	1278.38	1280.00
7/1/2008	9/30/2008	1305.32	1106.39	1166.36
10/1/2008	12/31/2008	1161.06	752.44	903.25
1/2/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1071.66	879.13	1057.08
10/1/2009	12/31/2009	1127.78	1025.21	1115.10
1/4/2010	3/31/2010	1174.17	1056.74	1169.43
4/1/2010	6/30/2010	1217.28	1030.71	1030.71
7/1/2010	9/30/2010	1148.67	1022.58	1141.20
10/1/2010	12/31/2010	1259.78	1137.03	1257.64
1/3/2011*	2/23/2011*	1343.01	1269.75	1307.40
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through February 23, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of the S&P 500 from January 3, 2000 through February 23, 2011, based on information from Bloomberg. The dotted line represents the trigger level of 784.44, which is equal to 60% of the closing level on February 23, 2011. Past performance of the S&P 500 is not indicative of the future performance of the S&P 500.

Consumer Price Index

We have derived all information contained in this pricing supplement regarding the Consumer Price Index (“CPI”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, the Bureau of Labor Statistics (“BLS”). The CPI is determined, comprised and calculated by BLS without regard to the Securities. The BLS is not involved in the offering of the Securities in any way and has no obligation to consider your interests as a holder of the Securities. The BLS has no obligation to continue to publish the CPI, and may discontinue publication of the CPI at any time. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The CPI for purposes of the Securities is the non-revised index of Consumer Prices for All Urban Consumers before seasonal adjustment, which is published monthly by the BLS. The BLS makes the majority of its consumer price index data and press releases publicly available immediately at the time of release. The CPI is published by the BLS on its internet website www.bls.gov/cpi/home.htm, and is currently available only for reference purposes on the Bloomberg® website, www.bloomberg.com, under the symbol “CPURNSA <Index>”. A schedule of the dates for upcoming releases of the CPI may be found at the BLS’s internet website at http://www.bls.gov/schedule/news_release/cpi.htm. Please note that the information that may be included in these websites is not part of, nor should it be deemed to be incorporated into, this pricing supplement.

The CPI is a measure of prices paid by urban consumers in the U.S. for a fixed market basket of goods and services, including food and beverage, housing, apparel, transportation, medical care, recreation, education, communication and other goods and services. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are included in determining consumer prices. Income taxes and investment items such as stocks, bonds, and life insurance are not included. The CPI includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees, and others not in the labor force. In calculating the CPI, prices for the various items are averaged together with weights that represent their importance in the spending of urban households in the U.S. Prices for the goods and services used to calculate the CPI are collected in 87 urban areas throughout the country and from about 23,000 retail and service establishments. Data on rents are collected from about 50,000 landlords or tenants. The weight for an item is derived from reported expenditures on that item as estimated by the Consumer Expenditure Survey.

The BLS periodically updates the contents of the market basket of goods and services and the weights assigned to the various items to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100. The base reference period for the CPI is the 1982-1984 average. The CPI for a particular calendar month is published during the following month.

Historical Information

The following table sets forth the levels for the CPI, based on monthly levels, as reported by Bloomberg. The level of the CPI on January 31, 2011 was 220.223. The initial CPI level is 218.803, which is based on the November 2010 CPI level, as specified on page 4 of this pricing supplement under “Final Terms”. Past performance of the CPI is not indicative of the future performance of the CPI.

	2007	2008	2009	2010	2011*
January	202.416	211.080	211.143	216.687	220.223
February	203.499	211.693	212.193	216.741	n/a
March	205.352	213.528	212.709	217.631	n/a
April	206.686	214.823	213.240	218.009	n/a
May	207.949	216.632	213.856	218.178	n/a
June	208.352	218.815	215.693	217.965	n/a
July	208.299	219.964	215.351	218.011	n/a
August	207.917	219.086	215.834	218.312	n/a
September	208.490	218.783	215.969	218.439	n/a
October	208.936	216.573	216.177	218.711	n/a
November	210.177	212.425	216.330	218.803	n/a
December	210.036	210.228	215.949	219.179	n/a
*	As of the date of this pricing supplement, information for 2011 is not currently available. Information for February 2011 will be published during the following month.

The graph below illustrates the performance of the CPI from January 31, 2000 through January 31, 2011, based on information from Bloomberg. Past performance of the CPI is not indicative of the future performance of the CPI.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

➢	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
➢	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
➢	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.